Exhibit 10.T
LICENSE AGREEMENT
1. Introduction.
This License Agreement (the "Agreement") is made between Gary Hess, an individual (hereinafter referred to as “Licensor” or “Mr. Hess”), 22082 Esplendor, Mission Viejo CA, 92691 and Seychelle Environmental Technologies, Inc., a California Corporation (hereinafter referred to as “Licensee”), 33012 Calle Perfecto San Juan Capistrano, CA 92675   Licensor and Licensee shall be collectively referred to as "the parties." Licensor is the owner of certain proprietary rights to an invention referred to as Aqua Gear Drinking Water Purifier and its patented design and technology. Licensee desires to license certain rights in the invention. Therefore the parties agree as follows:

2. The Property
The Property is defined as (i) the invention(s) described in U.S. Patent No 6,136,188, and any reissues, re-examinations, continuations, continuations-in-party or divisions of such patent; (ii) know-how, trade secrets, formulas, research data, know-how and specifications related to the practice of such invention owned or controlled by Licensor, and (iii) any improvements to the practice of such invention to the extent not newly patentable inventions.

- Licensed Products
Licensed Products are defined as any products sold by the Licensee, or its affiliates or sublicensees that incorporate any of the Property. The Products are defined in Exhibit “A” attached. From time to time additional Products may be added.

- Trademarks
Trademarks are defined as the words and marks set out on Exhibit “B.” The parties acknowledge that the Trademarks were developed and owned by Licensor, and on the Agreement of the parties, Licensor permitted ownership of the Trademarks, and the goodwill associated with the Trademarks, to be taken by Licensee.

3. Grant of Rights.
Licensor grants to Licensee an exclusive license to the Property to make, use and sell Licensed Products for any use. Notwithstanding the foregoing exclusive license of Licensor’s rights, Licensee acknowledges that U.S. Patent No. 6,136,188 is co-owned by a third party who retains the right to practice the inventions therein and to assign or license his rights thereto, without notice or accounting to Licensor or Licensee. It is expressly understood that the third party acquires no rights whatsoever, directly or indirectly to any Property, Products, Trademarks or compensation under this Agreement.

4. Sublicense. Subject to payment of the compensation set forth in Section 10 below, Licensee may sublicense the rights granted pursuant to this Agreement.

5. Reservation of Rights.
Licensor expressly reserves all rights other than those being conveyed or granted in this Agreement.

6. Territory
The rights granted to Licensee are worldwide.

7. Term
This Agreement shall commence upon the latest signature date, and shall continue until terminated as set forth herein. In the event that either party defaults or is in breach of any of the provisions of this Agreement, the other party may terminate this Agreement by giving the defaulting or breaching party sixty (60) days’ advance written notice thereof (or ten (10) days in the event of a payment default); provided, however, that if the defaulting or breaching party cures said default or breach within the sixty (60) day (or ten (10)) period referred to, this Agreement shall continue in full force and effect as if such default or breach had not occurred.

In the event Licensee shall go into liquidation, or have a receiver or trustee appointed for its property or estate, or shall make an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of a voluntary act or otherwise, Licensor shall be entitled by notice to terminate this Agreement forthwith.

8. Diligence.
Licensee shall use its best effort to commercialize the Property through the manufacture and sale of Licensed Products, and to exploit the Trademarks.

9. Net Sales
Net Sales are defined as Licensee's or any affiliate’s or licensee’s or sublicense’s gross sales (i.e., the gross invoice amount billed customers) of (i) Licensed Products, and (ii) any other products or services using the Trademarks, less quantity discounts and returns actually credited. A quantity discount is a discount made at the time of shipment. For sales in currency other than U.S. dollars, Licensee will calculate the sales in the foreign currency and convert to U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. No Net Sales shall accrue on sales by Licensee, or its affiliates or sub-licensees directly or indirectly to Governments, military or organizations such as PX’s that supply military bases.

10. Compensation

A. Royalties: Licensee agrees to pay, on a monthly basis, a royalty of two percent (2%) of Net Sales until $120,000 in royalties is reached in any calendar year starting from the date of this Agreement, and one percent (1%) of Net Sales for the balance of such calendar year thereafter. All royalty payments will be made in U.S. dollars, within fifteen (15) days following the end of each calendar month, and shall be accompanied by a report stating gross sales of Licensed Products and other products bearing the Trademark(s), the permitted deductions there from, any applicable currency conversions, any credits of the royalty prepayments under Section 10B, and the total amount due. If in any month there are no Net Sales, Licensee shall so report to Licensor. With respect to Licensed Products that do not bear, or are not promoted with the Trademark(s), the obligation to pay royalties on Net Sales shall expire on the expiration of the last patent licensed hereunder. Royalty payments shall remain in force for Trademark and Trade Name as long as Licensee or its affiliates uses them.

B.
Annual Minimum Royalties: Starting January 1, 2007, and each year thereafter Licensee shall pay to Licensor a royalty prepayment of $1,000 per month creditable against royalties accruing. If actual monthly royalties are greater than $1,000, no payment shall be made.

C.

Sublicense Revenues: Licensee shall pay Licensor fees of all sublicensing revenue received by Licensee or its affiliates. For purposes of this Agreement, sublicensing revenue shall be determined as follows:

•	Fees will be paid on all Products sold for export using brand names incorporated in Exhibit “A.”
•	Fees will be paid on all Private Brand products incorporating technology covered in Exhibit “A.”
•
Fees will be paid on all Joint Ventures as follows: A one time 5% fee on all initial cash received by License. Thereafter, a 5% commission on all filter sales for Products sold by the Joint Venture incorporating brand names or technology identified in Exhibit “A.”

D.

Warrants: Concurrently with the execution of this Agreement, Licensee shall has issue to Licensor a warrant to purchase100, 000 shares of Licensor common stock at $.40 a share. Such warrant shall be evidenced by a written memo form an Officer of the Licensee detailing the terms and details of execution of the warrant.

E.	11. Audit Rights
Licensee shall keep, and shall cause its licensees and sublicensees to keep, accurate books of account and records covering all transactions relating to the license granted in this Agreement, and Licensor or its duly authorized representatives shall have the right upon five days prior written notice, and during normal business hours, to inspect and audit such records. All books of account and records shall be made available in the United States and kept available for at least two years after the termination of this Agreement.

12. Late Payment.
Time is of the essence with respect to all payments to be made by Licensee under this Agreement. If Licensee is late in any payment provided for in this Agreement, Licensee shall pay interest on the payment from the date due until paid at a rate of .5% per month.

13. Licensor Warranties
Licensor warrants that it has the power and authority to enter into this Agreement and has no knowledge as to any third party claims regarding the proprietary rights in the Property that would interfere with the rights granted under this Agreement.

14. Patent Maintenance.
Licensee shall maintain any patent included in the Property.

15. Enforcement.
Licensor and Licensee shall each give immediate notice to the other of any infringement of the Property or the Trademarks by third parties, which may come to their attention. Licensor hereby grants Licensee the right to institute and conduct such legal action against third party infringers of the Property and acknowledges Licensee’s right conduct such legal action against third party infringers of the Trademarks. Licensee shall not settle any such action without the consent of Licensor, which will not be unreasonably withheld. Licensee shall receive the full benefits of any action it takes pursuant to this Section 15, provided, however, if Licensee receives any amounts by way of settlement or judgment from a third party infringer in excess of Licensee’s costs and expenses in bringing such action an/or obtaining such settlement, such excess shall be deemed to be sublicensing revenue under Section 10 above, and Licensor shall be entitled ten percent (10%) thereof. In any such action, Licensee shall be entitled to join Licensor as a party to such action and Licensor will be obligated to reasonably assist Licensee, at the expense of Licensee. In the event that Licensee, without reasonable business justification, fails to commence actions or proceedings against infringers of the Property within ninety (90) days after receiving written notice thereof from Licensor, Licensor, at Licensor’s expense, shall have the right to initiate and pursue such action and receive all resulting benefits.

16. Defense.
Licensor and Licensee shall each give immediate notice to the other of any claim that the use of the Property or the Trademarks infringes the rights of third parties. Licensor shall defend against such claims and shall defend, and hold harmless Licensee with respect to such claims. Licensee shall not settle any such action without the consent of Licensor, which will not be unreasonably withheld.

17. Indemnification by Licensor
Licensor shall indemnify Licensee and hold Licensee harmless from any damages and liabilities (including reasonable attorneys' fees and costs), arising from any breach of Licensor's warranties as defined in Licensor's Warranties, above, provided: (a) such claim, if sustained, would prevent Licensee from marketing the Licensed Products or the Property; (b) such claim arises solely out of the Property as disclosed to the Licensee, and not out of any change in the Property made by Licensee or a vendor, or by reason of an off--the--shelf component or by reason of any claim for trademark infringement; (c) Licensee gives Licensor prompt written notice of any such claim; (d) such indemnity shall only be applicable in the event of a final decision by a court of competent jurisdiction from which no right to appeal exists; and (e) that the maximum amount due from Licensor to Licensee under this paragraph shall not exceed the amounts due to Licensor under the Payment Section from the date that Licensor notifies Licensee of the existence of such a claim, and shall be payable only by offset against royalties accruing after such date.

18. Indemnification by Licensee, Insurance.
Licensee shall indemnify Licensor and hold Licensor harmless from any damages and liabilities (including reasonable attorneys' fees and costs), (a) arising from any breach of Licensee's warranties and representation as defined in the Licensee Warranties, above, (b) arising out of any alleged defects or failures to perform of the Licensed Products or any product liability claims or use of the Licensed Products; and (c), any claims arising out of manufacturing, advertising, distribution, marketing or use of the Licensed Products or use of the Trademarks. During the term of this Agreement and for two years thereafter, Licensee shall maintain product liability insurance of at least $2,000,000.

19. Survival.
The obligations of this Agreement are binding upon successors, including without limitation any acquirer or successor in interest of Licensee or Licensee’s business.

20. Dispute Resolution. - Mediation & Arbitration.

The Parties agree that every dispute or difference between them, arising under this Agreement, shall be settled first by a meeting of the Parties attempting to confer and resolve the dispute in a good faith manner. If the Parties cannot resolve their dispute after conferring, any Party may require the other Parties to submit the matter to non-binding mediation, utilizing the services of an impartial professional mediator approved by all Parties. If the Parties cannot come to an agreement following mediation, the Parties agree to submit the matter to binding arbitration at a location mutually agreeable to the Parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall include the assessment of costs, expenses and reasonable attorney's fees and shall include a written record of the proceedings and a written determination of the arbitrators. Absent an agreement to the contrary, an arbitrator experienced in intellectual property law shall conduct any such arbitration. The Parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. In the event of any such dispute or difference, either Party may give to the other notice requiring that the matter be settled by arbitration. An award of arbitration shall be final and binding on the Parties and may be confirmed in a court of competent jurisdiction.

21. Governing Law
This Agreement shall be governed in accordance with the laws of the State of California.

22. Jurisdiction.
The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Orange County, California in any action arising out of or relating to this Agreement. The parties waive any other venue to which either party might be entitled by domicile or otherwise.

23. Waiver.
The failure to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights.

24. Invalidity.
If any provision of this Agreement is invalid under applicable statute or rule of law, it is to be considered omitted and the remaining provisions of this Agreement shall in no way be affected.

25. Entire Understanding.
This Agreement expresses the complete understanding of the parties and supersedes all prior representations, agreements and understandings, whether written or oral. This Agreement may not be altered except by a written document signed by both parties.

26. Attachments & Exhibits.
The parties agree and acknowledge that all attachments, exhibits and schedules referred to in this Agreement are incorporated in this Agreement by reference.

24. Notices.
Any notice or communication required under this Agreement shall be sufficiently given when received by certified mail, or sent by facsimile transmission or overnight courier.

Agreed and Accepted by:

Each party has signed this Agreement through its authorized representative. The parties, having read this Agreement, indicate their consent to the terms and conditions by their signature below.

By /s/ Carl Palmer__________________          Date: July 25, 2006_______
Licensee Name: Carl Palmer, President and CEO
Seychelle Environmental Technologies, Inc.

By /s/ Gary Hess_______________                 Date: July 25, 2006_______
Licensor: Gary Hess

Exhibit “A”

Licensed Products include the following:

1.	Filters directly attached to a cap attached or screwed onto a bottle
-	Canteens
-	180z Sport Bottle
-	New cap for PET Bottled Water Bottles

2.	Flip up spout on a bottle cap
-	Flip Top Bottles
-	Bottoms Up Bottles

Exhibit “B”

The trade name and logo covered in this Agreement is Aqua Gear.